               Daisytek Reports Record First Quarter Results


For Immediate Release
Contact:     Mark C. Layton                           Laurie Pennino
             President, Chief Executive Officer and   Edelman Financial
             Chief Operating Officer                  (713) 623-2666
             Daisytek International Corporation       pennino@hou.edelman.com
             (972) 881-4700
             mlayton@daisytek.com

             or Thomas J. Madden
             Vice President - Finance,
             Chief Financial Officer
             Daisytek International Corporation
             (972) 881-4700
             tmadden@daisytek.com



   Dallas, Texas (July 23, 1997) - Daisytek International Corporation (NASDAQ: DZTK) today reported record first quarter results for its first quarter ended June 30, 1997.

   Net sales for the first quarter of fiscal year 1998 increased 26.2 percent to $172.8 million, as compared to $136.9 million for the first quarter of fiscal year 1997. Net income for the first quarter of fiscal year 1998 was $3.8 million, up 25.9 percent over last fiscal year's first quarter net income of $3.0 million. Earnings per share for the first quarter of fiscal year 1998 was $0.55 per share on 7.0 million shares, an increase of 25.0 percent versus prior fiscal year's first quarter of $0.44 per share on 6.9 million shares.

Mark C. Layton, President, Chief Executive Officer and Chief Operating Officer stated, "Daisytek once again had a very successful quarter, delivering very solid first quarter financial results. Both revenue and earnings growth exceeded our internal growth targets of 20 percent for the fiscal year.
We continue to see strong revenue and earnings growth in the foreign geographic markets we serve. Daisytek's international businesses in Canada, Mexico, Australia and Latin America had great success this quarter and continue to exceed our expectations. We are also pleased to report that our gross profit margin as a percentage of net sales, at 10.0 percent for the first quarter, remained flat compared to both the prior fiscal quarter and as compared to the first quarter of last year. The competitive environment and consolidation of our customers continue to apply gross profit pressure in the computer supplies business. We have been able to offset some of these pressures through higher gross profit business in our Priority Fulfillment Services subsidiary. We were also able to maintain our SG&A expenses steady

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Daisytek International Corporation
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at 6.1 percent of net sales, despite the investments we are making in the growth areas of our business. As a result, we were able to report operating margin of 3.9 percent of net sales."

Layton added, "Daisytek's Priority Fulfillment Services subsidiary (PFS) turned in a solid performance and continues to position itself to provide significant contributions to our financial results. PFS's prior focus and success providing call center and logistics services in the computer consumables supplies industry is laying the groundwork for future expansion to clients outside that industry. We remain very excited about the opportunities in this area of our business, and continue to make investments in order to successfully operate this business and provide the foundation for future growth."

Daisytek is a leading wholesale distributor of computer and office automation supplies and accessories, serving approximately 24,000 customer locations in North America and overseas. Through its strategic alliance with Federal Express, Daisytek distributes in excess of 8,000 products from more than 150 manufacturers via next business day delivery throughout North America. Leading manufacturers Daisytek represents include Hewlett-Packard, Kodak, Okidata, Lexmark, IBM, Imation, Apple, Xerox, Sony, Panasonic, Canon, Epson and Digital Equipment Corporation. You can find more information about Daisytek at http://www.daisytek.com.

- financial statements follow -

The matters discussed in this press release, and, in particular, information regarding risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign). A complete description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated January 24, 1996, and the Company's 10-K for the fiscal year ended March 31, 1997.

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Daisytek International Corporation
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            Daisytek International Corporation and Subsidiaries

              Unaudited Consolidated Statements of Operations
                   (In Thousands, Except Per Share Data)


                                         Three Months Ended
                                              June 30,
                                 -------------------------------
                                   1997         1996     %Change
                                 ---------   ---------   -------


NET SALES                        $ 172,812   $ 136,894    26.2%

COST OF SALES                      155,506     123,224    26.2%
                                 ---------   ---------
    Gross profit                    17,306      13,670    26.6%

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES           10,583       8,306    27.4%
                                 ---------   ---------
    Income from operations           6,723       5,364    25.3%

INTEREST EXPENSE                       519         432    20.1%
                                 ---------   ---------
    Income before
        income taxes                 6,204       4,932    25.8%

PROVISION FOR INCOME TAXES           2,375       1,891    25.6%
                                 ---------   ---------
NET INCOME                       $   3,829   $   3,041    25.9%
                                 =========   =========

NET INCOME PER
  COMMON SHARE                   $    0.55   $    0.44    25.0%
                                 =========   =========
WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING              7,004       6,907
                                 =========   =========



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Daisytek International Corporation
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            Daisytek International Corporation and Subsidiaries

                      Consolidated Balance Sheet Data
                              (In Thousands)



                                                  June 30,        March 31,
                                                    1997             1997
                                                -------------      ---------
                                                 (Unaudited)

     Trade accounts receivable, net               $ 90,175         $ 90,446
     Inventories, net of Priority
        Fulfillment Services Division             $ 60,431         $ 54,426
     Inventories, Priority Fulfillment
        Services Division                         $ 12,703         $ 10,354
     Long-term debt, less current portion         $ 30,209         $ 30,454
     Shareholders' equity                         $ 73,630         $ 67,193


































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